Exhibit 99.1

HIGH TECH SENIOR EXECUTIVE AND ANGEL INVESTOR
BOB BOZEMAN JOINS UNIFY BOARD OF DIRECTORS

Unify Board of Directors Creates New Committee on Mergers and Acquisitions

SACRAMENTO, Calif., - January 15, 2008 – Unify Corp. (OTCBB: UFYC), a global provider of application modernization software, today announced the appointment of technology industry veteran Bob Bozeman to its board of directors, bringing the total to six members. Additionally, the board has created a new committee to focus on strategic mergers and acquisitions and appointed Mr. Bozeman chair.

“Bob has an incredible wealth of experience, including key roles in identifying and investing in industry giants including Google, PayPal and RedEnvelope, in addition to more than 150 early stage companies over the span of his career,” said Todd Wille, CEO of Unify. “We are thrilled to have someone with his operations and M&A experience join our board and we look forward to his contributions. Bob’s leadership, insights and experience will be very valuable in guiding Unify through its next stage of growth.”

Mr. Bozeman, 59, brings over 30 years of experience in operating management, venture capital investment, and mergers and acquisition advisory to Unify. He currently serves as an advisor to companies seeking acquisition opportunities in the technology industry. Prior, Mr. Bozeman was General Partner of Angel Investors LP, until its sale to Credit Suisse First Boston. Investment success included Google, PayPal, Ask Jeeves, AvantGo!, BrightMail, and RedEnvelope. Angel Investors LP achieved highly successful acquisitions, including AOL’s acquisition of Spinner, Microsoft’s acquisitions of eQuil, MongoMusic and Vacation Spot and Sybase’s acquisition of AvantGo!

Mr. Bozeman began his career with Wang Laboratories. He joined in a technical management role to head IT and later became vice president of Systems Programming in Dr. Wang’s Development Center where he contributed to growth in revenue from $50 million to $2.7 billion. Subsequently, he has held operating positions such as Chief Executive Officer, President, Vice President Marketing, and General Manager for a variety of software, information services and computer supplier companies including Altos Computer Systems, Natural Language Incorporated, Vetronix Sales Corporation and Vortex Intellectual Property Exchange.

Mr. Bozeman is currently on the Board or is an advisor to Become.com, MCC:O2, Memeo, and Restoration Partners.

About Unify

Unify (OTCBB: UFYC) is a global provider of application modernization software that enables Service-Oriented Architecture (SOA). Unify enables organizations to modernize mission critical applications while maximizing its legacy investments throughout the enterprise. Unify’s enterprise software portfolio enhances SOA environments by improving application time-to-market, increasing collaboration and service-enabling legacy information. Headquartered in Sacramento, Calif., Unify has offices in London, Munich, Paris and Sydney. Visit www.unify.com or email us at info@unify.com.

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